FOR IMMEDIATE RELEASE

WHERIFY SECURES $45 MILLION IN FINANCING

REDWOOD SHORES, Calif. (March 13, 2006) - Wherify Wireless, Inc. (OTCBB:WFYW), a leading developer of wireless location products and services, announced in a Current Report on Form 8-K filed with the Securities and Exchange Commission that the Company entered into agreements with Cornell Capital Partners providing a total of $45 million in debt and equity financing. Pursuant to a Securities Purchase Agreement, Wherify Wireless will issue secured convertible debentures to Cornell Capital Partners and will receive $5 million in gross proceeds. The debentures are convertible into Wherify Wireless common stock, are secured by the Company’s assets and have a three-year term and accrue interest at 7% per annum. The Company also issued warrants to Cornell Capital for the purchase of 2,500,000 shares of common stock, half at an exercise price of $2.00 and half at an exercise price of $2.25. In addition, the Company signed a Standby Equity Distribution Agreement (SEDA) for $40 million in committed equity capital. Under the SEDA, the Company may at its option issue and sell common stock to Cornell Capital for a total purchase price of up to $40 million subject to a maximum of $1 million per week, over a two year period beginning on the effective date of the registration statement for the shares. Wherify intends to utilize these funds for general working capital purposes. The obligations of Cornell Capital are subject to certain conditions. Additional information regarding this financing is outlined in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

“This infusion of funds will be used to expand our manufacturing capability and to provide for corporate requirements,” said Timothy Neher, chief executive officer, Wherify Wireless. “Completing this financing is an important milestone for Wherify as we focus on launching the Wherifone and bringing the benefits of Wherify’s Aided-GPS location technology to consumers in North America and around the world.”

Concurrent with securing this financing, the Company gave notice of termination of an Investment Agreement with Dutchess Private Equities Fund, L.P., which was announced on February 9, 2006.

About Wherify Wireless, Inc
Wherify Wireless, Inc. (WFYW:OTCBB) is a leading developer of patented wireless location products and services for family safety, communications, and law enforcement. The company’s portfolio of intellectual property includes its proprietary integration of the US Government’s Global Positioning System (GPS) and wireless communication technologies; its patented back-end location service; the Wherifone™ GPS locator phone which provides real-time location information and lets families with pre-teens, seniors, or those with special needs, stay connected and in contact with each other; and its FACES® industry-leading facial composite technology, which is currently being used by thousands of public safety agencies worldwide. Founded in 1997, the company is located in Redwood Shores, California. Please visit http://www.wherifywireless.com for more information.

Note Regarding Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should be considered to be forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including general conditions in the relevant industries and markets, the impact of competitive products, intellectual property issues and the other factors described in Wherify's periodic filings with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:

Wherify Wireless, Inc.
Joe Noel
Wherify Investor Relations
Tel: 1.650.551.5231
jnoel@wherify.com

John Cunningham
Director of Communications
Wherify Wireless
Tel: 1.650.551.5271
jcunningham@wherify.com